UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 29, 2025

Constellium SE
(Exact name of registrant as specified in its charter)

France	001-35931	98-0667516
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 East Lombard Street
Suite 1710
Baltimore, MD 21202
United States
(Address of principal executive office (US))
(443) 420-7861
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	CSTM	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in [sic] Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 29, 2025, the Board of Directors of Constellium SE (the “Company”) announced that it had appointed Ingrid Joerg, 56, to succeed Jean-Marc Germain as its new Chief Executive Officer, effective January 1, 2026 following his decision to retire from this role.  The Board of Directors also appointed Ms. Joerg as director, effective January 1, 2026, for the remaining term of Mr. Germain’s directorship expiring in 2026 (subject to ratification of this appointment by the Company’s 2026 annual general meeting) and intends to nominate Ms. Joerg to serve as director for a further three-year term at that annual general meeting.

Since September 2023, Ms. Joerg has served as the Company’s Executive Vice President and Chief Operating Officer heading operations of all three business units of the Company. Prior to September 2023, Ms. Joerg served as the President of the Company’s Aerospace & Transportation (“A&T”) business unit since she joined the Company in 2015. Prior to joining the Company, Ms. Joerg also served as Chief Executive Officer of Aleris Rolled Products Europe, held several leadership positions with Alcoa Corporation, and commercial positions with AMAG Austria. Since July 2019, Ms. Joerg has served as a director of voestalpine AG, a global steel and technology group listed on the Vienna Stock Exchange. Ms. Joerg received a Master’s degree in Business Administration from the University of Linz, Austria. Ms. Joerg is a Swiss citizen.

Ms. Joerg has entered into an employment agreement governed by Swiss law, which supersedes Ms. Joerg’s existing employment agreement (the “Employment Agreement”).  The Employment Agreement establishes the initial terms of Ms. Joerg’s annual compensation, including:

•	an annual base salary of CHF 1,050,000,
•	a target annual cash bonus opportunity under the Company’s Employee Performance Award (“EPA”) program of 120% of her annual base salary, with a maximum potential of up to 180%,
•
subject to approval of the Board of Directors, an annual equity award grant pursuant to the Company’s long-term equity incentive program, expected to be USD $2,150,000, commensurate with her position as Chief Executive Officer. The first grant is expected to be made in Spring 2026 as part of the Company’s ordinary course award cycle.

Ms. Joerg will also be entitled to benefits and perquisites commensurate with her position as Chief Executive Officer including health benefits and specified pension contributions. The Employment Agreement may be terminated by the Company or Ms. Joerg on 12 months’ written notice and provides for customary non-competition and non-solicitation covenants throughout Ms. Joerg’s term of employment and for 12 months thereafter.

On October 29, 2025, the Company announced that Mr. Germain had decided to retire as Chief Executive Officer of the Company, effective as of December 31, 2025. He will also cease to be a director of the Company at that date. Mr. Germain is expected to remain employed as a Special Advisor to the Board of Directors and management through December 31, 2026 to facilitate a seamless leadership transition (the “Transition Period”).

A transition agreement is intended to be entered into with Mr. Germain (the “Transition Agreement”), on and with effect from January 1, 2026, pursuant and subject to which Mr. Germain will (i) receive 50% of his 2025 base salary, (ii) be eligible for a target annual cash bonus opportunity under the Company’s EPA program for the fiscal year 2026 of 140% of his Transition Period base salary, which would be payable in 2027, and (iii) be eligible to fully vest in his 2023 outstanding equity awards and to vest pro-rata in his outstanding 2024 and 2025 equity awards on the originally scheduled vesting date and, in the case of any performance share awards, based on actual performance. During the Transition Period, Mr. Germain will continue to be entitled to customary benefits and perquisites, consistent with his current employment agreement. Mr. Germain’s employment may be terminated by the Company at any time during the Transition Period, provided that if such termination is without cause, Mr. Germain shall continue to receive his Transition Period base salary, remain eligible to participate in the EPA program, and be eligible to vest pro-rata in his outstanding equity awards. The Transition Agreement provides for customary non-competition and non-solicitation covenants for 12 months following the Transition Period.

Item 7.01	Financial Statements and Exhibits

A copy of the press release announcing the management changes discussed in Item 5.02 is attached hereto as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01 in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release by Constellium SE dated October 29, 2025
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSTELLIUM SE
(Registrant)

October 29, 2025	By:	/s/ Stephen Walters
	Name:	Stephen Walters
	Title:	Senior Vice President, General Counsel